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                                                               EXHIBIT 99.B14(b)






                                  EDUCATION IRA

                              DISCLOSURE STATEMENT


1.       INTRODUCTION

         You should review the following information along with the Education IRA Custodial Account Agreement (the "Terms and Conditions") which follows, the Education IRA Registration Form (the "Registration Form"), and the current prospectus for the Green Century Funds.


         This DISCLOSURE STATEMENT provides information about Education IRAs. As part of the Taxpayer Relief Act of 1997, Congress created the Education IRA, which is now available for use by taxpayers. An Education IRA is a trust or custodial account established by an individual (the "Depositor") for the benefit of an individual (the "Designated Beneficiary") in which the amounts contributed are NOT DEDUCTIBLE on the Depositor's (or Designated Beneficiary's) Federal income tax return, but earnings accumulate tax free. Withdrawals made from an Education IRA to pay for qualified education expenses may also be made tax-free. (Note: State tax treatment of Education IRA earnings and withdrawals may differ from Federal treatment. In some states, Education IRAs may be taxable. You should consult your tax advisor for information regarding tax laws applicable in your state.)


         Annual contributions to an Education IRA may be made by a Depositor on behalf of any Designated Beneficiary, as long as the Designated Beneficiary is under age 18 at the time the contribution is made. Non-rollover contributions to ALL Education IRA accounts established for a single Designated Beneficiary may not, in the aggregate, exceed $500 annually. An individual with modified adjusted gross income for a year above certain limits may not contribute to an Education IRA that year. (See section 3, LIMITS ON ANNUAL CONTRIBUTIONS, below for more information about contributions and limitations.)

         Education IRA agreements must be in writing. The IRA trustee or custodian must be a bank or other entity approved by the Secretary of the Treasury. No part of the Education IRA custodial account assets may be invested in life insurance contracts, or be commingled with other property except in a common investment fund. The Designated Beneficiary's interest in the Education IRA account must be nonforfeitable at all times.

         The Registration Form is signed by the Depositor and a parent or guardian ("Responsible Individual") of the Designated Beneficiary. The Depositor and the Responsible Individual may be the same person when the parent or guardian designated as the Responsible Individual makes the deposit to open the account. The Responsible Individual will monitor and maintain the account and will sign all forms, registration materials and other documents related to the operation of the account. (Note: Only one parent or guardian can be the Responsible Individual for any one Education IRA account.) Investors Bank & Trust Company (the "Custodian") is not required to, nor shall it, determine whether a parent or guardian identified as the "Responsible Individual" has, in fact, the legal right to act in that capacity.

         The Depositor who establishes the Education IRA determines the initial investment for the account in either the Green Century Balanced Fund or the Green Century Equity Fund. After that, all rights and responsibilities related to the operation of the Education IRA are exercisable by the Responsible Individual. When the Designated Beneficiary who was a minor when the Education IRA was established attains the age of majority in his or her state of residence ("age of majority"), he or she may notify the Custodian in writing of his or her intention to begin exercising control over the Education IRA. However, if so specified by the Depositor when establishing the IRA, all rights and responsibilities related to the operation of the Education IRA will remain exercisable by or required of the Responsible Individual even after the Designated Beneficiary reaches the age of majority.

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         If the Depositor does not receive this statement at least seven days before the establishment of an Education IRA, he or she shall have the right to revoke the account within seven days after it is established and to receive a return of the entire amount invested. If this right to revoke applies to you and if you should desire to exercise your right to revoke an Education Individual Retirement Custodial Account, you should mail or deliver a written notice of revocation to the Green Century Funds, the address of which appear on the Registration Form.

         Mailed notice will be deemed given on the date it is postmarked (or, if sent by certified or registered mail, on the date of certification or registration by the post office).

         Except to the extent that the Depositor exercises the revocation right discussed above, after making the initial contribution and designating the initial investment election, the Depositor has no further rights in or to the Education IRA account, unless the Depositor is the same person as either the Designated Beneficiary or the Responsible Individual.

         This booklet explains in non-technical terms who is eligible to contribute to Education IRAs and how distributions are made, along with the other basic rules and features of Education IRAs. The legal documents which constitute and control the Education IRA are the Terms and Conditions for Education IRAs and the Registration Form, which shall control in any and all instances in which this Disclosure Statement may contradict either or both of them.

         The tax law creating Education IRAs is new and the IRS has not addressed many of the issues regarding account maintenance and operation. Additionally, it is possible that legislation currently pending in Congress, which has not yet been enacted, would change some of the legal requirements described in this Disclosure Statement. Consult your own tax advisor for the latest developments or for advice on establishing an Education IRA.

2.       ELIGIBILITY


         Anyone may be a Depositor and establish and make annual contributions to an Education IRA for the benefit of a Designated Beneficiary who is younger than age 18 at the time the contribution is made. The Depositor can be the Designated Beneficiary or any other individual; the Depositor need not be related to the Designated Beneficiary. Additionally, a Designated Beneficiary may roll over funds from his Education IRA to another Education IRA established for the benefit of a member of his or her family, as long as the family member is under age 30. (See ROLLOVER EDUCATION IRAS, described in section 8 below.)


3.       LIMITS ON ANNUAL CONTRIBUTIONS


         (a) Depositors may make annual contributions to an Education IRA for the benefit of a Designated Beneficiary of up to $500 annually, subject to the limitations on contributions discussed in (c) below. (Note: contributions to Education IRAs for a calendar year must be made by December 31 of that year. Unlike contributions to other types of IRAs, the law governing Education IRAs does not provide for a grace period extending to the due date for filing tax returns for contributions made to Education IRAs.)


         (b) Any Depositor may contribute to an unlimited number of Education IRAs opened and maintained on behalf of an unlimited number of Designated Beneficiaries, subject to the limitations discussed in (c) below. However, annual contributions made to Education IRAs on behalf of any one Designated Beneficiary may not, in the aggregate, exceed $500 per year. The Custodian is not responsible for determining whether this maximum limit has been exceeded for any Designated Beneficiary. The Responsible Individual should determine whether the maximum limit would be exceeded as a result of any annual contribution.

         (c)  There is an exception to the rules in (a) and (b) above.
The amount any Depositor may contribute to an Education IRA may be reduced below $500, based on the Depositor's tax filing status and the Depositor's (and

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the Depositor's spouse's) Modified Adjusted Gross Income ("MAGI"). The following table shows the applicable limits:


                        EDUCATION IRA CONTRIBUTION LIMITS

          Based on Depositor's Modified Adjusted Gross Income ("MAGI")

==============================================================================================================
                           TAX FILING STATUS                                         CONTRIBUTION
               SINGLE                              MARRIED                              AMOUNT

==============================================================================================================
          $95,000 or less                      $150,000 or less                          FULL
                                                                                     CONTRIBUTION

-------------------------------------------------------------------------------------------------------------

          At least $95,000                    At least $150,000                         PARTIAL
       but less than $110,000               but less than $160,000                   CONTRIBUTION


-------------------------------------------------------------------------------------------------------------

           $110,000 or more                    $160,000 or more                     NO CONTRIBUTION

=============================================================================================================


         (i) In general, the ability to contribute to an Education IRA is phased out at a rate of approximately $33.33 per $1,000 of MAGI for single individuals, and $50 per $1,000 of MAGI for married joint filers, in excess of the phase out threshold ($95,000 for single filers, $150,000 for married joint filers).

         (ii) These phase out limits apply to the ability of one Depositor to make Education IRA contributions on behalf of any one Designated Beneficiary. Other Depositors may, subject to the phase out rules based on their own MAGI, contribute the difference so that the $500 permitted under law is contributed to an Education IRA on behalf of a single Designated Beneficiary. However, the $500 maximum limit may not be exceeded, in the aggregate, for any one Designated Beneficiary in a single calendar year.

         (iii) Amounts contributed to an Education IRA in excess of the maximum limits described above will be taxed at a rate of 6% as an "excess contribution" for each year in which they remain in the Education IRA.

         (iv) For most people MAGI is the same as Adjusted Gross Income ("AGI"), which is gross income reduced by those deductions available to all taxpayers--even those who do not itemize. MAGI is regular AGI plus certain amounts earned abroad. If a Depositor has not earned income in any foreign country, Guam, Puerto Rico, the Northern Mariana Islands, or American Samoa, then regular AGI is the same as MAGI. (Consult your tax advisor.)

         (d) If a contribution is made to a state prepaid tuition plan on behalf of a Designated Beneficiary, contributions on that Designated Beneficiary's behalf cannot be made to an Education IRA. Contributions made to an Education IRA in the same year that contributions are made to a state prepaid tuition plan will be considered an excess contribution. The Designated Beneficiary will be subject to a 6% penalty tax on the amount of the excess contribution.

4.       DEDUCTIBILITY OF CONTRIBUTIONS


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         Unlike conventional Traditional IRAs, contributions to an Education IRA are NOT deductible.



5.       EXCESS CONTRIBUTIONS

         (a) An excess contribution occurs when the $500 per Designated Beneficiary per calendar year limit is exceeded (not including any rollover contribution amounts), when the Depositor exceeds his or her contribution limit based on MAGI and filing status (as discussed above), or when contributions are made to a state prepaid tuition program in the same year that a contribution is made to an Education IRA on the Designated Beneficiary's behalf. A 6% excise tax will be imposed on any excess contributions made to an Education IRA. This tax applies for each year in which the contribution remains in the Education IRA.


         (b) The excess can be corrected without paying the 6% penalty if the excess and any earnings on the excess are withdrawn before the due date (including extensions) for filing the Federal income tax return for the year for which the excess contribution was made. If this correction approach is used, the net earnings must be included in income for the tax year for which the contribution was made. An excess contribution can also be corrected--and the 6% penalty possibly avoided--by contributing an amount out of the Education IRA into a qualified state tuition program in the same year in which the contribution was made.

         (c) Any excess contribution withdrawn after the tax return due date (including any extensions) for the year for which the contribution was made will subject the Designated Beneficiary (or in some cases his or her parent(s) if the Designated Beneficiary is under 14) to the 6% excise tax. Unless an exception applies, the amount of the excess--plus earnings--withdrawn will be included in the Designated Beneficiary's (or his or her parent(s) if the Designated Beneficiary is under 14) income and may also be subject to a 10% withdrawal penalty.



         (d) NOTE: The Custodian cannot and will not be responsible for checking to determine whether a contribution will result in an excess contribution. The Designated Beneficiary--or the Responsible Individual--must always check, including checking to determine whether any other potential Depositor (such as relatives) have or intend to contribute, to determine whether any of the limits discussed above will be exceeded.


6.       TAX ON WITHDRAWALS FROM AN EDUCATION IRA

         (a) NON-TAXED WITHDRAWALS. A Designated Beneficiary may make withdrawals from the Education IRA at any time. The principal amounts contributed to an Education IRA may always be withdrawn tax-free. Withdrawals of amounts considered earnings or growth will also be tax-free if the following requirements are met: (i) the withdrawal must be made from an Education IRA to cover the cost of qualified higher education expenses incurred by the Designated Beneficiary (ii) while attending an eligible educational institution, and (iii) the amount of the withdrawal cannot exceed the qualified higher education expenses for the year. The two terms--qualified higher education expenses and eligible educational institution--are defined as follows:

              (i) QUALIFIED HIGHER EDUCATION EXPENSES include expenses for tuition, books, supplies, and equipment required for enrollment or attendance at an eligible educational institution. For a Designated Beneficiary attending an eligible educational institution at least half time, qualified higher education expenses also include room and board, which is equivalent to, generally, the school's posted room and board charge, or $2,500 per year for off-campus (and not at-home) expenses. Qualified expenses also include amounts contributed to a qualified state tuition program.

              (ii) ELIGIBLE EDUCATIONAL INSTITUTIONS include most colleges, universities, vocational schools, or other post-secondary educational institutions. The Designated Beneficiary should check with his or her


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                   school to verify that it is an eligible educational
                   institution as described in Section 481 of the Higher Education Act of 1965.


         (b) Taxable WITHDRAWALS. Generally, if the requirements for a tax-free Education IRA withdrawal are not met, then the amount equal to the prior contributions to the account are not taxed, nor will the 10% penalty tax apply. A withdrawal that is considered earnings or growth on the contributions is includable in the Designated Beneficiary's (or in some cases the Designated Beneficiary's parents') gross income in the taxable year received, and may be subject to the 10% withdrawal penalty, unless an exception applies.


         If the amount withdrawn exceeds the amount required to meet the Designated Beneficiary's qualified education expenses in a year, then a special rule applies. In this case, the amount that must be included in income for tax purposes is determined by figuring the ratio that the qualified higher education expenses bears to the actual withdrawal. The part of the withdrawal that is subject to taxation (i.e., the amount of earnings or growth) is then multiplied by the percentage amount, and the sum is the amount excludable from income.


         Taxable withdrawals of earnings or growth are taxed as ordinary income. Withdrawals of taxable amounts from an Education IRA are not eligible for averaging treatment currently available to certain lump sum distributions from qualified employer-sponsored retirement plans, nor are such withdrawals eligible for taxable gains tax treatment.

         (c) EXCEPTIONS TO THE 10% PENALTY. The receipt of any taxable withdrawal from an Education IRA may be subject to a 10% penalty tax, unless one of the following exceptions applies:

              (i) the withdrawal is paid to the Designated Beneficiary's estate within 30 days of death;

              (ii) the withdrawal is paid to the Designated Beneficiary because of his or her total disability;

              (iii) the withdrawal is equal to or less than the amount of a scholarship or other tax-free educational assistance received by the Designated Beneficiary.

         The Designated Beneficiary--or Responsible Individual--is always responsible for determining whether a distribution meets the requirements outlined above. The Custodian is not and cannot be responsible for making such determinations, nor for monitoring whether distributions are made in accordance with the tax free distribution rules.

         (d) Impact ON EDUCATION TAX CREDITS. None of the Designated Beneficiary's education expenses for a year may be claimed as the basis for a Hope Scholarship Credit or Lifetime Learning Credit in any year in which he or she receives a tax-free withdrawal from an Education IRA. If the tax-free treatment of the Education IRA withdrawal is waived, however, the Hope Scholarship Credit or Lifetime Learning Credit may be claimed.


7.       REQUIRED PAYMENTS FROM EDUCATION IRAS

         (a) During THE DESIGNATED BENEFICIARY'S LIFETIME. All amounts remaining in an Education IRA account must be distributed within 30 days of the Designated Beneficiary's 30th birthday. The amount of earnings or growth is regarded as income and taxable, and may be subject to the 10% penalty, unless an exception applies (see above). Taxes and penalties can be avoided if the designated beneficiary is changed to, or the amount in the account is rolled over or transferred to an Education IRA account maintained for the benefit of, a member of the Designated Beneficiary's family. (See ROLLOVER EDUCATION IRAS, described in section 8 below.)

          b) AFTER THE DESIGNATED BENEFICIARY'S DEATH. If the Designated Beneficiary dies before all of the funds held in the Education IRA have been withdrawn, the entire remaining interest must be distributed to his or her estate within 30 days of the date of death.


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8.       ROLLOVER EDUCATION IRAs

         (a) General RULES. A Designated Beneficiary may roll over or transfer the amounts contained in his or her Education IRA to another Education IRA maintained for himself or herself, or one of his or her family members. Rollovers must be completed within 60 days of the withdrawal. Only one rollover from an Education IRA to another Education IRA is permitted in any 12 month period.

         NOTE: Rollovers to or from other types of IRAs (Regular, Roth, etc.), employer-sponsored qualified retirement plans, or 403(b) arrangements are prohibited.

         (b) Family MEMBERS include the Designated Beneficiary (if under 30) and any of the following who are under age 30: the Designated Beneficiary's children and their descendants, stepchildren and their descendants, siblings and their children, parents and grandparents, stepparents, and spouses of all of the foregoing.

         (c) Changing THE DESIGNATED BENEFICIARY. If the Depositor has elected to permit the Responsible Individual to make such a change on the Registration Form, rather than rolling over an amount from one Education IRA to another, the Responsible Individual may simply change the designated beneficiary on his or her account to another family member (see above).

         (d) Impact OF ROLLOVER ON CONTRIBUTION LIMITS. The amount rolled over from one Education IRA to another--if done correctly--is not included for purposes of determining whether the $500 maximum limit is exceeded, nor are rollover amounts subject to the MAGI limits imposed upon Depositors. (See section 3, LIMITS ON CONTRIBUTIONS, above.)

9.       FEDERAL TAX CONCERNS

         (a) Contributions, excess contributions and withdrawals must be reported to the IRS by the Responsible Individual, Designated Beneficiary or Depositor, as the case may be, and the Custodian will report year end values of all Education IRAs to the IRS, along with the amount of all rollovers or regular contributions, on forms designated by the IRS for these purposes. (Check with your tax advisor for more information about Federal tax reporting and for information about state tax reporting requirements.)

         (b) Withholding requirements for Federal tax purposes have not been established by law or under IRS regulations. (Check with your tax advisor for more information and the latest developments.)

10.      PROHIBITED TRANSACTIONS

         (a) If a so-called "prohibited transaction" (as defined in the Internal Revenue Code) is engaged in, the Education IRA will be disqualified and the entire taxable balance in the Education IRA account will be taxed as ordinary income during the year in which such transaction occurs. A 10% penalty tax on premature distributions may also apply. A "prohibited transaction" includes:

              (i) the sale, exchange, or leasing of any property between the Education IRA account and the Designated Beneficiary;

              (ii) the lending of money or other extension of credit between the Education IRA account and the Designated Beneficiary;

              (iii) the furnishing of goods, services, or facilities
                    between the Education IRA account and Designated Beneficiary; or

              (iv) the transfer of assets of the Education IRA account for the Designated Beneficiary's use or benefit.


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         (b)  If all or part of the Education IRA assets are pledged as security for a loan, the amount so pledged is considered by the Internal Revenue Service to have been distributed to the Designated Beneficiary and will be taxed as ordinary income during the year in which such pledge was made. The 10% premature distribution tax may also apply.


11.      CUSTODIAN

         The Custodian for this Education IRA is Investors Bank & Trust Company. The Custodian will invest contributions and earnings in accordance with instructions received initially from the Depositor and subsequently from the Responsible Individual in the Green Century Balanced Fund or the Green Century Equity Fund. The Responsible Individual will receive periodic reports describing each transaction in the account, and proxies will be sent to the Responsible Individual to vote as he or she deems appropriate. Since the investment of the account is at the discretion initially of the Depositor and subsequently of the Responsible Individual and the returns of the Green Century Funds are not guaranteed, growth in the value of the account cannot be projected or guaranteed.


         For information concerning the custodial charges which will be assessed against the account by Investors Bank & Trust Company be sure to read the section FEES below. Custodial charges may be changed or adjusted on thirty days' notice to the Responsible Individual. The Depositor and Responsible Individual should read carefully the current Green Century Funds prospectus for a description of the investment objectives and policies plus a description of applicable fees and charges of the Green Century Funds. Read the prospectus carefully before investing.


12.      ADDITIONAL INFORMATION

         (a) Education IRA funds are non-forfeitable. They are always the Designated Beneficiary's (subject to investment fluctuations), and will be invested according to the instructions provided first by the Depositor and then, subsequently, by the Responsible Individual, to the Custodian. The Education IRA will be clearly identified as the Designated Beneficiary's property and will not be commingled with property of any other depositor.

         (b) Articles I through X of the Terms and Conditions for Education IRAs use the precise language of Form 5305-EA, currently provided by the Internal Revenue Service, and has therefore been approved as a form to use as a qualified Education Individual Retirement Account. The IRS approval of the form does not represent a determination as to the merits of the account. It simply means that the form of the printed Terms and Conditions for Education IRAs satisfies the requirements of the IRS. However, if the Education IRA is adopted and maintained within the stated guidelines, you may assume that you are properly meeting all requirements for a bona fide Education IRA under Federal income tax law.

         (c) Further information concerning Education IRAs can be obtained from any district office of the Internal Revenue Service.

         (d) Consult with your tax or financial advisor to determine whether this Education Individual Retirement Custodial Account is the right education savings vehicle for you, since we cannot offer legal, tax or financial advice.

         (e) This Disclosure Statement provides a non-technical explanation of the terms and conditions of your Education IRA account. However, the provisions of the Terms and Conditions for Education IRAs, the Registration Form and prospectus govern in any instance where the Disclosure Statement is incomplete or appears to conflict. This Disclosure Statement reflects the provisions of the Internal Revenue Code in effect as of the date the Disclosure Statement was prepared. Please consult your tax advisor for more complete information and to review any applicable tax law changes.



FEES

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               The custodial fee currently in effect is an annual maintenance fee of $10 per account. Your first annual maintenance fee may be paid at the same time that you mail your Education IRA Registration Form to the Green Century Funds by forwarding a separate check for $10, made payable to Green Century Funds. In subsequent years, you may pay the annual maintenance fee by forwarding a check to the Green Century Funds when notified of the payment option. If you do not forward payment for the annual maintenance fee by December 20 of each year, Green Century Funds will obtain payment directly from your Education IRA by redeeming a sufficient number of the Fund shares held in your Education IRA. The Custodial Fees may be modified upon 30 days' written notice from the Custodian of your Education IRA.


                           CUSTODIAL ACCOUNT AGREEMENT

                     TERMS AND CONDITIONS FOR EDUCATION IRAS



Articles I - X are in the form promulgated by the Internal Revenue Service in Form 5305-EA (January 1998) for use in establishing an Education IRA under
Section 530 of the Internal Revenue Code.


         The Depositor whose name appears on the Registration Form is establishing an education individual retirement account ("IRA") (under Section 530 of the Internal Revenue Code) for the benefit of the Designated Beneficiary identified on the Registration Form exclusively to pay for the qualified higher education expenses, within the meaning of Section 530(b)(2) of the Code, of such Designated Beneficiary.

         The Disclosure has been given to the Depositor, disclosing the provisions governing Section 530 of the Code. The Custodian, Investors Bank & Trust Company, will also provide a copy of this Custodial Account Agreement and the Disclosure Statement to the Responsible Individual, as defined in Article VI below, if the Responsible Individual is not the same person as the Depositor.

         The Depositor has made cash deposit with the Custodian as indicated on the Registration Form.

         The Depositor and the Custodian make the following agreement:

ARTICLE I

         The Custodian may accept additional cash contributions. These contributions may be from the Depositor, or from any other individual, for the benefit of the Designated Beneficiary, provided the Designated Beneficiary has not attained the age of 18 as of the date such contributions are made. Total contributions that are not rollover contributions described in Section 530(d)(5) are limited to a maximum amount of $500 for the taxable year.


ARTIClE II

         The maximum aggregate contribution that an individual may make to the Custodial Account in any year may not exceed the $500 in total contributions that the Custodial Account can receive. In addition, the maximum aggregate contribution that an individual may make to the Custodial Account in any year is phased out for unmarried individuals who have modified adjusted gross income
(AGI) between $95,000 and $110,000 for the year of the contribution and for married individuals who file joint returns with modified AGI between $150,000 and $160,000 for the year of the contribution. Unmarried individuals with modified AGI above $110,000 for the year and married individuals who file joint returns and have modified AGI above $160,000 for the year may not make a contribution for that year. Modified AGI is defined in Section 530(c)(2).

ARTICLE III

         No part of the Custodial Account funds may be invested in life insurance contracts, nor may the assets of the Custodial Account be commingled with other property except in a common investment fund (within the meaning of Section 530(b)(1)(D)).

ARTIClE IV

         1. Any balance to the credit of the Designated Beneficiary on the date on which such Designated Beneficiary attains age 30 shall be distributed to the Designated Beneficiary within 30 days of such date.

         2. Any balance to the credit of the Designated Beneficiary shall be distributed to the estate of the Designated Beneficiary within 30 days of the date of such Designated Beneficiary's death.

ARTICLE V

         The Depositor shall have the power to direct the Custodian regarding the investment of the above-listed amount assigned to the Custodial Account (including earnings thereon) in the investment choices offered by the Custodian. The Responsible Individual, however, shall have the power to redirect the Custodian regarding the investment of such


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amounts, as well as the power to direct the Custodian regarding the investment of all additional contributions (including earnings thereon) to the Custodial Account. In the event that the Responsible Individual does not direct the Custodian regarding the investment of additional contributions (including earnings thereon), the initial investment direction of the Depositor also will govern all additional contributions made to the Custodial Account until such time as the Responsible Individual otherwise directs the Custodian. Unless otherwise provided in this Agreement, the Responsible Individual also shall have the power to direct the Custodian regarding the administration, management, and distribution of the Account.

ARTIClE VI

         The "Responsible Individual" named by the Depositor shall be a parent or guardian of the Designated Beneficiary. The Custodial Account shall have only one Responsible Individual at any time. If the Responsible Individual becomes incapacitated or dies while the Designated Beneficiary is a minor under state law, the successor Responsible Individual shall be the person named to succeed in that capacity by the preceding Responsible Individual in a witnessed writing or, if no successor is so named, the successor Responsible Individual shall be the Designated Beneficiary's other parent or successor guardian. At the time that the Designated Beneficiary attains the age of majority under state law, the Designated Beneficiary becomes the Responsible Individual. Unless otherwise directed by checking the option below, at the time the Designated Beneficiary attains the age of majority under state law, the Designated Beneficiary becomes the Responsible Individual.


_______________OPTION. (This provision is effective if checked on the Registration Form): The Responsible Individual shall continue to serve as the Responsible Individual for the Custodial Account after the Designated Beneficiary attains the age of majority under state law and until such time as all assets have been distributed from the Custodial Account and the Custodial Account terminates. If the Responsible Individual becomes incapacitated or dies after the Designated Beneficiary reaches the age of majority under state law, the Responsible Individual shall be the Designated Beneficiary.


ARTICLE VII

         The Responsible Individual ____ may or _____ may not change the Beneficiary designated under this Agreement to another member of the Designated Beneficiary's family described in Section 529(e)(2) in accordance with the Custodian's procedures and as noted on the Registration Form.

ARTICLe VIII

         1. The Depositor agrees to provide the Custodian with the information necessary for the Custodian to prepare any reports required under section 530(h).

         2. The Custodian agrees to submit reports to the Internal Revenue Service and the Responsible Individual as prescribed by the Internal Revenue Service.



ARTIClE IX

         Notwithstanding any other articles which may be added or incorporated, the provisions of Articles I through IV will be controlling. Any additional articles that are not consistent with Section 530 and related regulations will be invalid.

ARTICLE X

         This Agreement will be amended from time to time to comply with the provisions of the Code and related regulations. Other amendments may be made with the consent of the Depositor and the Custodian whose signatures appear on the Registration Form.

ARTIClE XI

         1. Except as otherwise permitted in Paragraph 8(a) below, all contributions made under this Agreement shall be deposited in the form of cash. All such contributions shall be credited to a Custodial Account for the benefit of the Designated Beneficiary. Subject to the limitations set forth in the Registration Form, all funds in the Custodial Account shall be invested and reinvested in the Green Century Balanced Fund or the Green Century Equity Fund.

         The Depositor initially directs and the Responsible Individual may direct from time to time the Custodian with respect to the investment of all contributions. However, such direction shall be limited to the purchase of shares of the Green Century Balanced Fund or the Green Century Equity Fund. Investments received without direction may be returned or held uninvested without liability for loss of income, interest or appreciation while directions are obtained. All dividends and capital gain distributions received on shares held in the Account shall be reinvested in additional shares of the issuing Fund(s).

         2. Investors Bank & Trust Company is the Custodian and is responsible for all record keeping, applicable tax reporting and fee collection in connection with Education IRA accounts. Investors Bank & Trust Company also serves as transfer agent for the Funds. The Custodian shall be under no duty whatsoever except such duties as are specifically set forth in this Agreement.

         3. Neither the Custodian, the Green Century Funds nor any other party providing services to the Custodial Account assumes any responsibility for rendering advice with respect to the investment or reinvestment of the Custodial Account and shall not be liable for any loss which results from either the Depositor's or Responsible Individual's exercise of control over the Custodial Account. Initially the Depositor and subsequently the Responsible Individual shall have and exercise exclusive responsibility for and control over the investment of the assets of the Custodial Account in accordance with the terms of this Agreement, and neither the Custodian, the Green Century Funds nor any other such party shall have any duty to question either of their directions in that regard or to advise either of them regarding purchase, retention, or sale of the Green Century Funds.

         4. Within seven days after the Depositor first receives the Disclosure Statement, he or she may revoke the Custodial Account established hereunder by mailing or delivering a written notice of revocation to the Custodian. If mailed, the date of the postmark or, if applicable, the date of Post Office certification or registration, shall be treated as the date of receipt by the Custodian. Upon timely revocation, the Depositor will receive a payment equal to the initial contribution, without adjustment for administrative expenses, fluctuations in market value or other changes. The Depositor is required to certify in the Registration Form receipt of the Disclosure Statement related to the Custodial Account. The Custodian may rely on such certification. Also, the Custodian or the Green Century Funds may retain the initial contribution for a period of up to 10 days after the receipt thereof, without investing such amount in accordance with the Depositor's instructions, and may invest such amount after the expiration of such period if the Depositor has not revoked the Custodial Account.

         5. All contributions shall be made to the Custodian, in accordance with such rules as the Custodian may establish. Except to the extent the Depositor exercises the revocation rights set forth in


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

Section 4, or in any case in which the Depositor and the Designated Beneficiary or Responsible Individual are the same person, after making the initial contribution to the Account and indicating the initial investment elections therein, all rights in and to and responsibilities for the Account of the Depositor shall cease immediately and all such rights and responsibilities shall irrevocably inure to the Designated Beneficiary or Responsible Individual, as the case may be.

         6. (a) The Depositor and the Responsible Individual must sign the Registration Form. Only one parent or guardian may sign the Registration Form and administer the Account for the benefit of a Designated Beneficiary as the Responsible Individual. The Responsible Individual is charged with sole responsibility for maintaining the Account and shall execute all forms, Registration Forms, certifications and other documents on behalf of the Designated Beneficiary. All rights, powers, responsibilities, authorities or requirements conferred upon the Designated Beneficiary herein or in any document relating to the Account shall be exercised or carried out by the Responsible Individual on behalf of the Designated Beneficiary.

         (b) The Depositor may specify in the Registration Form that the Responsible Individual will continue to maintain and administer the Account under the preceding subparagraph (a) after the Designated Beneficiary reaches the age of majority as recognized by the laws of the Designated Beneficiary's state of residence ("age of majority"). Alternatively, the Depositor may specify in the Registration Form that, once the Designated Beneficiary attains the age of majority, and upon the receipt of notice by the Custodian from the Designated Beneficiary that he is assuming sole responsibility for the maintenance and operation of his Account and agreeing to be bound by the terms of this Agreement (with such evidence or documentation as the Custodian may request), the Custodian shall thereafter deal exclusively with the Designated Beneficiary as the person controlling the administration of the Account. (In absence of written notice described above, the Custodian shall have no obligation to acknowledge the Designated Beneficiary's right to exercise such powers and authority.)

         If the Depositor makes no specific choice in the Registration Form, the Depositor is deemed to have specified that the Designated Beneficiary will, upon reaching the age of majority and so notifying the Custodian, assume sole responsibility for maintaining and administering the Account.

         (c) Depositor may specify in the Registration Form that the Responsible Individual may name a new designated beneficiary for the Account, or the Depositor may specify that the Responsible Individual will not have this power. If the Depositor makes no specific choice in the Registration Form, the Depositor is deemed to have specified that the Responsible Individual may name a new designated beneficiary for the Account. Any such new designated beneficiary must be member of the family of the original Designated Beneficiary within the meaning of Code Section 529(e)(2).

         The Responsible Individual may, if permitted, name a new designated beneficiary for the Account by appropriate instructions to the Custodian, providing such information as the Custodian requests.

         7. The Custodian shall not be responsible for any losses, penalties or other consequences to the Depositor, the Responsible Individual or the Designated Beneficiary or to any other person arising out of the making of any contribution or withdrawal or for the results of the initial selection of the investment(s) for the Custodial Account or for any subsequent change of investment(s). The Responsible Individual must determine whether contributions made to all Education IRA accounts on behalf of the Designated Beneficiary do not exceed, in the aggregate, $500 for any taxable year.

         8. (a) The Custodian shall have the right to receive rollover contributions as described in Section 530(d)(5) of the Code. The Custodian shall not accept any contribution or direct transfer from another Education IRA account unless it is made in cash (or its equivalent).

         (b) The Custodian, upon written direction of the Responsible Individual, shall transfer the assets held under this Agreement (reduced by any amounts referred to in section 10 of this Article XI) to another education individual retirement account for the benefit of the same Designated Beneficiary or a member of the Designated Beneficiary's family. For these purposes, members of the Designated Beneficiary's family include any of the following who are under age 30: the Designated Beneficiary's son, daughter, stepson, stepdaughter, brother, sister, stepbrother, stepsister, father, mother, (or ancestor of either), stepfather, stepmother, niece, nephew, aunt or uncle, son-in-law or daughter-in-law, or a spouse of any of the foregoing. The Custodian has no responsibility for determining whether such successor education individual retirement account meets the requirements of Code Section 530, whether the designated beneficiary of such account is a permissible beneficiary, or whether such transfer is a tax-free transaction.

         (c) Any amounts received or transferred by the Custodian under this paragraph 8 shall be accompanied by such instructions, records and other documents as the Custodian deems necessary.

         9. The Depositor, Responsible Individual and Designated Beneficiary hereby delegate to the Custodian the power to amend at any time and from time to time the terms and provisions of this Agreement and hereby consent to all such amendments, provided that an amendment is not contrary to any applicable provision of the Internal Revenue Code, the regulations thereunder, or any other applicable law, regulation or ruling. Any such amendment shall be effective when the notice of such amendments is mailed to the address of the Responsible Individual indicated by the Custodian's records.

         10. Any income taxes or other taxes of any kind whatsoever which may be levied or assessed upon or in respect of the assets of the Custodial Account, or the income arising therefrom, any transfer taxes incurred, any expenses incurred by the Custodian in the performance of its duties, including fees for legal services rendered to the Custodian, and the Custodian's compensation as set forth in the Disclosure Statement may be paid by the Responsible Individual and, unless and until so paid, within such time period as the Custodian may establish, may be paid from the assets of the Custodial Account. The Custodian and the Green Century Funds shall be empowered to take any action necessary to effectuate the provisions of this paragraph and shall have no liability to the Designated Beneficiary or any other person therefor. The Custodian shall have the right to change or adjust its fees and compensation upon 30 days' notice to the Responsible Individual, and may reduce or waive fees with respect to any class or group of Designated Beneficiaries.

         11. Amounts in the Custodial Account and the benefits provided hereunder shall not be subject to alienation, assignment, garnishment, attachment, execution or levy of any kind, and any attempt to cause such benefits to be so subjected shall not be recognized, except to such extent as may be required by law.

         12. Any pledging of assets in the Custodial Account by the Responsible Individual, the Designated Beneficiary or any other person as security for a loan, or any loan or other extension of credit from the Custodial Account to the Designated Beneficiary, shall be prohibited.

         13. In taking or refraining from any action or determining any fact or question which may arise under this Custodial Agreement, the Custodian may rely upon any statement by the Responsible Individual or

Designated Beneficiary with respect thereto. The Depositor, Responsible Individual and Designated Beneficiary hereby agree that the Custodian will not be liable for any loss or expense resulting from taking or not taking such action or determination taken in reliance on any such statement.

         14. The Custodian may resign at any time upon 90 days' written notice to the Responsible Individual and may be removed by the Responsible Individual at any time upon 90 days' written notice to the Custodian. Upon the resignation or removal of the Custodian, a successor Custodian shall be appointed by the Responsible Individual within 90 days of such resignation or removal and in the absence of such appointment, the Custodian may designate a successor unless this Agreement is sooner terminated. Any successor custodian shall be a bank (as defined in Section 408(n) of the Code) or another person found qualified to act as a custodian under an individual retirement account plan by the Secretary of the Treasury, or his delegate, pursuant to Section 530(b)(1)(B) of the Code. The appointment of a successor custodian shall be effective upon receipt by Custodian of such successor's written acceptance which shall be submitted to the Custodian and to the Responsible Individual. As soon as reasonably practicable after the effective date of a successor custodian's appointment, the Custodian shall transfer and deliver to the successor custodian applicable account records and assets of the Custodial Account (reduced by any unpaid amounts referred to in paragraph 10 of this Article XI). The successor custodian shall be subject to the provisions of this Agreement (or any successor thereto) on the effective date of its appointment.

         15. (a) The Custodian shall distribute the assets of the Custodial Account at such time and to such person or entity as the Responsible Individual shall instruct. The Custodian shall have no responsibility for determining whether such distributions shall be included in gross income of the Designated Beneficiary (or any other person), but the Custodian shall report such distribution to the Internal Revenue Service consistent with the applicable provisions of the Code and regulations and rules thereunder.

         (b) The Responsible Individual and the Designated Beneficiary acknowledge that a distribution of a taxable amount from the Custodial Account may subject the Designated Beneficiary to an additional tax on the distribution under Section 530(d)(4) of the Code unless an exception applies. The Custodian or any party providing services to the Custodial Account assumes no responsibility for monitoring or approving the purposes for any distribution, or for the tax treatment accorded any distribution from the Account; the responsibility for these determinations rests solely and exclusively with the person ordering the distribution.

         (c) The Responsible Individual or the Designated Beneficiary has the responsibility to notify the Custodian to make a distribution upon the Designated Beneficiary's attainment of age 30. The Responsible Individual or the Designated Beneficiary will be responsible for any tax consequences resulting from his or her failure to so direct the Custodian. Notwithstanding the foregoing, the Custodian may, based upon its records, distribute the account balance to the Designated Beneficiary upon his or her attainment of age 30, or the Custodian will report the balance in the Account at such time as a "deemed distribution" to the extent required by law, but the Custodian will have no responsibility for so doing.

         (d) Any balance remaining in the account of the Designated Beneficiary will be distributed to his or her estate in the manner required by Code Section 530 upon the death of the Designated Beneficiary and the Custodian shall have no responsibility for making a distribution, or for not making a distribution in the absence of instructions to do so from the Responsible Individual or a legal representative of the Designated Beneficiary's estate.

         16. The Custodian assumes (and shall have) no responsibility to determine whether the requirements of Section 530 (b) have been met for any distribution.

         However, prior to making any distribution from the Custodial Account, the Custodian shall be furnished with any and all Registration Forms, certificates, tax waivers, signature guarantees, and other guarantees, and other documents (including proof of any legal representative's authority) deemed necessary or advisable by the Custodian, but the Custodian shall not be liable for complying with written instructions which appear on their face to be genuine, or for refusing to comply if not satisfied such instructions are genuine, and assumes no duty of further inquiry. Upon receipt of proper written instructions as required above, the Custodian shall cause the assets of the Custodial Account to be distributed, as specified in such written order.

         17. If the Designated Beneficiary is disabled, as that term is defined in Section 72(m) of the Code, the Responsible Individual may give notice to the Custodian of such disability and request that up to the total balance of the Custodial Account be distributed. The Custodian, within a reasonable time after submission of satisfactory proof of such disability, shall order the distribution of the balance of the Custodial Account to the Designated Beneficiary or such portion as the Responsible Individual requested.

         18. This Agreement shall terminate and be of no further force or effect (except for Sections 14 and 19 of this Article XI which shall survive such termination of the Custodial Account and this Agreement) coincident with the complete distribution of the assets of the Custodial Account, and the Custodian shall have no further duties or responsibilities with respect to the Custodial Account after its termination.

         19. The Depositor and the Responsible Individual hereby agree, jointly and severally, to indemnify and hold harmless the Custodian from and against any and all claims, loss, damages, costs or expenses (including reasonable attorney's fees) which may be incurred or paid out by reason of any alleged or actual act, or failure to act, on the part of the Responsible Individual, Designated Beneficiary, the Green Century Funds, or any other person. The preceding sentence will survive the termination of the Agreement.

         20. Any notice herein required or permitted to be given to the Custodian shall be sufficiently given if mailed to the Custodian by first class mail, to the Green Century Funds, care of Investors Bank & Trust Company, P.O. Box 9130, MFD23, Boston, MA 02117-9130, or to such other address as the Custodian shall provide the Responsible Individual from time to time in writing, stating that such other address shall be used for purposes of this Agreement. Any notice herein required or permitted to be given to the Depositor, Responsible Individual and/or Designated Beneficiary shall be sufficiently given if mailed to such person at such person's address appearing on the Registration Form, or at such other address as such person shall have provided the Custodian from time to time in writing, which writing shall state that such other address is to be used for purposes of this Agreement.

         21. The Custodian shall keep or cause to be kept adequate records of the transactions they are required to perform hereunder. In addition to any reports required by the Code or the regulations thereunder, the Custodian shall cause to be mailed to the Responsible Individual in respect of each tax year an account of all transactions affecting the Custodial Account during such year and a statement showing the Custodial Account as of the end of such year. If, within sixty (60) days after such mailing, the Responsible Individual has not given the Custodian written notice of any exception or objection thereto, the annual accounting shall be deemed to have been approved, and in such case, or upon the written approval of the Responsible Individual, the Custodian and the Green Century Funds shall be released, relieved and discharged with respect to all matters and statements set forth in such accounting as though the account had been settled by judgment or decree of a court of competent jurisdiction.

         The Custodian shall deliver, or cause to be executed and delivered, to the Responsible Individual all notices, prospectuses, financial statements, proxies and proxy soliciting materials as they are received from the Green Century Funds. The Custodian shall vote at all shareholder meetings of the Green Century Funds in accordance with written instructions of the Responsible Individual which will be secured by the Custodian.

         22. The Custodian shall be the agent for the Depositor, Responsible Individual or Designated Beneficiary to perform the duties conferred on them, respectively, hereunder, as directed by the Responsible Individual. The parties do not intend to confer any fiduciary duties on the Custodian and the Green Century Funds and none shall be implied. Neither shall be liable (nor assumes any responsibility for) the collection of contributions, or the amount or timing or tax treatment of any contributions under this Agreement, the selection of any investments for the Custodial Account, or the purpose or propriety or tax treatment of any distribution ordered in accordance with Article IV or Sections 15, 16 or 17 of Article XI, which matters are the sole responsibility of the Responsible Individual or the Designated Beneficiary or the Designated Beneficiary's beneficiary, as the case may be.

         23. The Custodian shall be responsible solely for performance of those duties expressly assigned to it in this Agreement, and does not assume any responsibility as to duties assigned to anyone else hereunder or by operation of law.

         24. When accepted by the Custodian, this Agreement is accepted in and shall be construed and administered in accordance with the laws of the state where the principal offices of the Custodian are located. Any action involving the Custodian brought by any other party must be brought in a state or federal court in such state.

         This Agreement is intended to qualify under Code Section 530 as an education individual retirement Custodial Account and to entitle the Designated Beneficiary to the tax-free withdrawal of amounts from the Custodial Account to the extent permitted in such Code section.

         If any provision hereof is subject to more than one interpretation or any term used herein is subject to more than one construction, such ambiguity shall be resolved in favor of that interpretation or construction which is consistent with the intent expressed in the preceding paragraph.

         However, the Custodian shall not be responsible for whether or not such intentions are achieved through use of this Agreement, and interested parties are referred to their own attorney for any such assurances.

         25. The Depositor and the Responsible Individual should seek advice from their respective attorneys regarding the legal consequences (including but not limited to federal and state tax matters) of entering into this Agreement, contributing to the Custodial Account, and ordering Custodian to make distributions from the Account. The Depositor and Responsible Individual each acknowledge that all such matters are their respective sole responsibility and that Custodian is prohibited by law from rendering such advice.

         26. Notwithstanding anything in the foregoing to the contrary, any provision which is inconsistent with Section 530 of the Code or any regulations promulgated under said section of the Code shall be disregarded and this Agreement shall be administered in accordance with said regulations.

         27. The legal documents governing the Custodial Account are the provisions of the Terms and Conditions for Education IRAs of this Agreement and the provisions of the Registration Form.

         28. Articles I through X of the Terms and Conditions for Education IRAs of this Agreement are in the form promulgated by the Internal Revenue Service as Form 5305-EA. It is anticipated that, if and when the Internal Revenue Service promulgates changes to Form 5305-EA, the Custodian will amend this Agreement correspondingly.

         29. The Depositor and the Responsible Individual acknowledge that they have received and read the Disclosure Statement relating to the Custodial Account. The Depositor and the Responsible Individual further acknowledge that they have received and read current prospectuses for each Fund in which the Custodial Account is invested and the Education Individual Retirement Account Disclosure Statement. The Depositor and the Responsible Individual represent under penalties of perjury that their respective Social Security numbers (or other Taxpayer Identification Number) and the Social Security Number of the Designated Beneficiary as stated in the Registration Form are correct.

         30. The Responsible Individual agrees to provide all information as may be necessary to prepare reports required under Section 530(h) of the Code to the Custodian.

         31. The Custodian will submit reports to the Internal Revenue Service and the Responsible Individual or Designated Beneficiary (or Depositor) at such time and manner and containing such information as prescribed by the Internal Revenue Service.

         32. The Responsible Individual or the Designated Beneficiary and the Custodian each shall furnish to the other such information relevant to the Custodial Account as may be required under the Code and regulations issued or forms adopted by the Internal Revenue Service there under or as may otherwise be required for the proper administration of the Custodial Account.

         33. The Responsible Individual, the Designated Beneficiary and/or the Depositor shall file all reports to the Internal Revenue Service which may or are required of any of them by law, and the Custodian may have no duty to advise either concerning or compliance with such requirement, or monitor such compliance.

                                      * * *




PURPOSE. This model custodial account may be used by an individual who wishes to adopt an Education Individual Retirement Account under Code Section 530. When fully executed by the Depositor, Responsible Individual and the Custodian, an Education Individual Retirement Custodial Account shall be established for the benefit of the Designated Beneficiary which meets the requirements of Section
530. This Account must be created in the United States for the exclusive benefit of the Designated Beneficiary.

         The Designated Beneficiary's Social Security Number will serve as the identification number of his or her individual retirement account

         For more information, see the accompanying required disclosure statement or get IRS Notice 97-60.

                                                                      April 1998
SPECIFIC INSTRUCTIONS

ARTICLE XI

               This Article and any that follow it may incorporate additional provisions that are agreed upon by the Depositor or the Responsible Individual or Designated Beneficiary and Custodian to complete the agreement. These may include, for example: definitions, investment powers, voting rights, exculpatory provisions, amendment and termination, removal of custodian, custodian's fees, state law requirements, beginning date of distributions, accepting only cash, treatment of excess contributions, prohibited transactions with the Designated Beneficiary, etc. Use additional pages if necessary and attach them to this form.